Exhibit 16.1
September 1, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4 of ORBCOMM Inc.’s Form 8-K dated August 27, 2009 and have the following comments:
1. We agree with the statements made in the first six paragraphs of Item 4.01 such Form 8-K.
2. We have no basis on which to agree or disagree with the statements made in the seventh and eighth paragraphs of Item 4.01 of such Form 8-K.
Yours truly,